Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of China XD Plastics Company Limited of our report dated March 9, 2009 relating to the consolidated balance sheets of China XD Plastics Company Limited  as of December 31, 2008 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Bagell, Josephs, Levine and Company, L.L.C

Bagell, Josephs, Levine and Company, L.L.C
Marlton, NJ, 08053

June 23, 2010